Exhibit 99.1

FOR IMMEDIATE RELEASE

European Commission Clears Acquisition of

BSG Wireless by Syniverse Technologies

TAMPA, Fla. – Dec. 4, 2007 – Syniverse Technologies (NYSE: SVR), a leading provider of technology and business solutions for the global telecommunications industry, confirmed today that the European Commission has approved without any conditions its proposed acquisition of the wireless services business of Billing Services Group Limited (BSG).

“Syniverse welcomes the European Commission’s decision,” said Tony Holcombe, President and CEO of Syniverse. “We believe combining these two companies under the Syniverse name provides mobile operators around the globe access to the highest levels of industry knowledge, expertise and technical capabilities, and will enable us to deliver superior products and service for years to come.”

BSG shareholders have previously approved the acquisition. No other approvals are necessary, and Syniverse expects to close the transaction with BSG on or about December 19.

About Syniverse

Syniverse Technologies (NYSE:SVR) solutions allow more than 350 communications companies in over 50 countries to provide seamless mobile services by making it possible for disparate technologies and standards to interoperate. Syniverse’s flexibility and customer focus permit its customers to quickly react to market changes and demands, enabling the delivery of everything from voice calls to sophisticated data and video services wherever and whenever subscribers need them. Celebrating its 20th anniversary in 2007, Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

Cautions about Forward-Looking Statements

Statements in this press release which are not purely historical facts or which necessarily depend upon future events, including statements about Syniverse’s expectations regarding the potential closing of the proposed acquisition, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information currently available to Syniverse. Syniverse undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties inherent in or related to the integration of the acquired business (including unanticipated operating costs

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1776 | 1.813.637.5000 | www.syniverse.com

Syniverse-EC Approves BSG Wireless Acquisition 2

and business disruptions following the proposed transaction); satisfaction of the various closing conditions set forth in the share purchase agreement for the proposed transaction; or competition within the European, Asian and Middle Eastern marketplaces from established or emerging competitors. Syniverse may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Syniverse’s most recent filing on Form 10-K with the Securities and Exchange Commission.

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For more information

Investor relations

Jim Huseby, Syniverse Technologies

jim.huseby@syniverse.com

+1 (813) 637-5000

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1776 | 1.813.637.5000 | www.syniverse.com